Exhibit 10.88

Strictly Private and Confidential

To be Opened by Addressee Only

February 24, 2017

Sean Windeatt

Dear Mr. Windeatt:

In consideration for, and subject to the full execution by all parties of, your Deed of Amendment, dated February 24, 2017, to your Deed of Adherence with BGC Services (Holdings), LLP (the “LLP”), dated January 22, 2014 (the “Deed”) (such amendment is the “2017 Amendment”) and your Consultancy Agreement with the LLP, dated February 24, 2017 (the “Consultancy Agreement”), you shall receive a grant of partnership interests in BGC Holdings, L.P. (“BGC Holdings” or the “Partnership”) as set forth below (which, for purposes of this letter, shall be referred to as “Partnership Units”). This letter sets forth the expected terms of the grant of Partnership Units. Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement of Limited Partnership of BGC Holdings, amended and restated as of March 31, 2008 (as further amended from time to time, the “Partnership Agreement”).

Subject to the terms herein, you shall receive 500,000 Partnership Units, comprised of 100,000 LPUs and 400,000 NPSUs, effective January 1, 2017. On or about each April 1 of 2018, 2019, 2020, and 2021, the Partnership shall grant an aggregate award of 100,000 non-exchangeable LPUs in replacement of 100,000 of the above NPSUs (which, upon replacement, shall be cancelled and no longer exist), provided that (i) BGC Partners, Inc. (“BGC”), inclusive of its affiliates thereof, earns, in aggregate, at least USD 5 million in gross revenues in the calendar quarter in which the applicable award of LPUs is to be granted and (ii) except in the event of your death prior to the applicable grant date, you remain a member in the LLP and have complied at all times with the Deed and the Partnership Agreement as of the applicable grant date. The LPUs shall be subject to the customary adjustments due to membership in the LLP upon their exchange or redemption (e.g., 9.75% cancellation/forfeiture upon exchange). Any grant of exchange rights for the Partnership Units hereunder shall be subject to the approval of the BGC Board’s Compensation Committee.

In the event that BGC is no longer controlled by Cantor Fitzgerald, L.P. or a person or entity controlled by, controlling or under common control with Cantor Fitzgerald, L.P. at any time while you are providing substantial services to BGC or an affiliate thereof (as an employee, member, partner, or otherwise) (the date such event took effect shall be the “Change of Control”), then the Partnership shall grant exchangeable LPUs in replacement of any of the above NPSUs then held by you (which shall be cancelled and no longer exist) and any of the above non-exchangeable LPUs then held by you shall become exchangeable (i.e., such LPUs shall become exchangeable for BGC Stock) as follows:

(a)     in a lump sum following the third anniversary of the Change of Control if you continuously provide substantial services (as an employee, member, partner, or otherwise) to BGC, any of the individual(s) or entity(ies) which acquire(s) control of BGC (the “Controller”), or any affiliate thereof for three years after the Change of Control, or

(b)     ratably on or about the first through third anniversary following the Change of Control if the Controller permanently terminates your services in all capacities to BGC, the Controller, and all affiliates thereof prior to the third anniversary of the Change of Control (provided that, in the event of a termination between the first and third anniversaries of the Change of Control, the portion of the payment attributed to the anniversary(ies) that passed prior to such termination shall be delivered in a lump sum following such termination, with the outstanding portion to be delivered in accordance with the remaining anniversary(ies)).

provided that, with respect to all of the foregoing, (y) you have at all times complied with the terms and conditions of all agreements with BGC, the Controller, or any affiliate thereof to which you are a party (including but not limited to the Deed (as amended), the Consultancy Agreement (if in effect), and the Partnership Agreement (including but not limited to the release, certification, and post-termination obligations thereunder) and have not engaged in any Competitive Activity (as such term is defined under the Partnership Agreement) at any time prior to the applicable exchange, and (z) any period of time while you are providing services pursuant to the Consultancy Agreement shall not be applicable. The terms and conditions of this letter agreement shall be deemed to be set forth in the applicable award agreements for such grants of NPSUs and LPUs herein, as well as for the LPUs granted in replacement of such NPSUs, and to supersede and replace any provisions in Clause 8.5 of the Deed and its subsections of the Deed to the extent contrary with respect to the foregoing Partnership Units.

Such Partnership Units will be subject to the terms of the grant document(s) (including but not limited to the Participation Plan, the certificate granting you the Partnership Units (the “Award Certificate”), any associated award notifications, the Participant Representation Letter accompanying the Award Certificate, and the Partnership Agreement) under which such non-cash grant is awarded, subject to the terms and conditions therein, including without limitation any cancellation provisions and restrictive covenants contained therein.

This letter will be governed by the same venue and choice of law provisions governing the Partnership Agreement. For purposes herein, all references to “BGC Stock” or “Partnership Units” shall also, or in lieu of, include, to the extent applicable as determined by the General Partner, any other equity instrument issued in connection with any merger, reorganization, acquisition, or spin-off of BGC. If the securities contemplated herein at any time prior to each applicable grant date shall have been increased, decreased, changed into, or exchanged for a different number or kind of securities as a result of a subdivision, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, combination or other similar change, such securities shall be equitably adjusted to reflect such change in accordance with applicable laws.

Please acknowledge your receipt of this letter, which outlines certain aspects of potential compensation arrangements and is not an agreement to employ you for a term or at a particular compensation, by signing and returning the attached copy.

Very truly yours,

/s/ Howard W. Lutnick
Howard W. Lutnick
On Behalf of BGC Holdings, L.P.

Acknowledged and agreed:

/s/Sean Windeatt
Sean Windeatt

[BGCHLP grant letter between BGC Holdings, L.P. and Sean Windeatt,

dated February 24, 2017]